EXHIBIT 10.7

EXECUTED COPY

CORPORACIÓN NOVAVISIÓN, S. DE R.L. DE C.V.

Insurgentes Sur No. 694

Colonia Del Valle C.P.

03100 Mexico, D.F.

Mexico

October 8, 2004

Grupo Galaxy Mexicana, S. de R.L. de C.V.

Blvd. Manuel Avila Camacho

No. 1-101

Colonia Lomas de Chapultepec

11009 Mexico, D.F.

Mexico

Attn: General Manager

Re: Post-Migration Payments

Gentlemen:

Reference is hereby made to that certain Purchase and Sale Agreement, dated as of October 8, 2004 (the “Purchase Agreement”), by and between Corporación Novavisión, S. de R.L. de C.V. (“Novavisión”), and Grupo Galaxy Mexicana, S. de R.L. de C.V. (“Galaxy Mexico”). Capitalized terms used in this letter agreement and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

1. Definitions. As used herein, the following terms shall have the meanings set forth below:

“Active Subscriber” means an active Subscriber of Galaxy Mexico (excluding VIP, commercial, program provider and pre-paid subscribers) that: (i) as of September 30, 2004, was not more than 58 days past due in the payment of any Subscription Charges then due in accordance with policies and procedures of Galaxy Mexico disclosed to Novavisión concurrently herewith, and (ii) is identified on the Subscriber List previously provided to Novavisión.

“Arbitrator” shall have the meaning set forth in Section 4(a).

“Bad Non-Qualifying Subscriber” means any Non-Qualifying Subscriber that (a) becomes a Subscriber of Novavisión after the date hereof and (b) is not a Good Subscriber.

“Bad Qualifying Subscriber” means any Qualifying Subscriber that (a) becomes a Subscriber of Novavisión after the date hereof and (b) is not a Good Subscriber.

“Box Failure Percentage” means the percentage, determined as of the Measurement Date, of Bad Qualifying Subscribers from whom or from which Novavisión fails to recover in good condition any integrated receiver/decoders and related smart cards supplied after the date hereof by Novavisión to such Subscribers.

“Determination Date” shall mean the date on which the number of Good Subscribers is finally determined in accordance with Section 2(b) and Section 4.

“Dispute” shall have the meaning set forth in Section 2(f).

“Good Subscriber” means any Active Subscriber that: (i) becomes a Subscriber of Novavisión after the date hereof (whether or not pursuant to the active migration efforts of Novavisión) and signs a subscription agreement in accordance with Novavisión’s policies, and (ii) between the date hereof and the Measurement Date, pays in full all up-front Subscription Charges and six monthly Subscription Charges for Novavisión’s residential subscription programming covering at least six consecutive months of paid service (or at least four monthly Subscription Charges for Novavisión’s residential subscription programming covering at least four consecutive months of paid service if all payments are made using an automatic charge to the Subscriber’s credit card but not to the Subscriber’s debit card).

“Inflation Factor”, determined as of any date, means (i) the NCPI as of such date, divided by (ii) the NCPI as of the date of this Agreement.

“Installation Excess” shall have the meaning set forth in Section 2(c).

“Installation Excess Payment” shall have the meaning set forth in Section 2(c).

“Measurement Date” means the date seven months after the Migration Date.

“Measurement Date Statement” shall have the meaning set forth in Section 2(f)(i).

“Migration Backlog” as of a particular date means the number of Active Subscribers of Galaxy Mexico that have placed a telephonic order and made an installation appointment to become Subscribers of Novavisión on or prior to July 9, 2005, but for whom installation and activation of service have not been completed as of such particular date other than as a result of inaccurate information provided by Galaxy Mexico, which Galaxy Mexico fails to correct within 14 days after Novavisión notifies Galaxy Mexico of such inaccuracy.

“Migration Date” means July 9, 2005; provided, however, that if the Migration Backlog measured as of July 9, 2005 is greater than 20,000, then the Migration Date shall be automatically extended until the earlier of (i) January 9, 2006, or (ii) the date on which the Migration Backlog has been reduced below 5,000.

“NCPI” means the Mexican National Consumer Price Index as published by the Bank of Mexico.

“Non-Qualifying Payment” shall have the meaning set forth in Section 2(d).

“Non-Qualifying Subscriber” means an Active Subscriber that, as of September 30, 2004: (i) had been an Active Subscriber of Galaxy Mexico for not more than 14 months and (ii) was thirty (30) or more days past due in the payment of any Subscriber Charges then due in accordance with the existing policies and procedures of Galaxy Mexico.

“Party” means each of Novavisión and Galaxy Mexico.

“Post-Migration Payment” means any of the Subscriber Deficit Payment, the Subscriber Excess Payment, the Installation Excess Payment, the Non-Qualifying Payment or the Sign-up Fee Payment.

“Qualifying Subscriber” means an Active Subscriber that is not a Non-Qualifying Subscriber.

“Review Period” shall have the meaning set forth in Section 2(f)(ii).

“Sign-up Fee Payment” shall have the meaning set forth in Section 2(e).

“Submission Period” shall have the meaning set forth in Section 4(c).

“Subscriber” means, with respect to a DTH Business, a residential subscriber of the satellite television service offered by such DTH Business, determined in accordance with the policies and procedures of such DTH Business as in effect from time to time.

“Subscriber Deficit” shall have the meaning set forth in Section 2(a).

“Subscriber Deficit Payment” shall have the meaning set forth in Section 2(a).

“Subscriber Excess” shall have the meaning set forth in Section 2(b).

“Subscriber Excess Payment” shall have the meaning set forth in Section 2(b).

“Subscription Charges” means, with respect to a DTH Business, all subscription fees and other charges (including, without limitation, those relating to IRD rentals, membership, insurance, reactivation, smart cards, magazines, pay-per-view and special events) required to be paid by Subscribers in accordance with the policies and procedures of such DTH Business and the subscription plan for which such Subscriber has contracted (excluding any pay-per-view or magazine charges that are the subject of a good faith billing dispute).

2. Post-Migration Payments.

(a) If the number of Good Subscribers as of the Measurement Date is less than 70,000 (the amount of any such deficit being referred to as the “Subscriber Deficit”), and Galaxy Mexico fails to surrender the Notes for cancellation and exchange as provided in Section 3(a) then, in accordance with this Section 2, Galaxy Mexico shall pay to Novavisión an amount in cash equal to (x) the Subscriber Deficit, multiplied by (y) U.S. $787 (such amount, the “Subscriber Deficit Payment”).

(b) If the number of Good Subscribers as of the Measurement Date is greater than 180,000 (the amount of any such excess being referred to as the “Subscriber Excess”), then, in accordance with this Section 2, Novavisión shall pay to Galaxy Mexico an amount in cash equal to (x) the Subscriber Excess, multiplied by (y) Ps.5,724.03 multiplied by (z) the Inflation Factor, determined as of the Determination Date (such amount, the “Subscriber Excess Payment”).

(c) If the number of Bad Qualifying Subscribers as of the Measurement Date is greater than 8,000 (the amount of such excess being referred to as the “Installation Excess”), then, in accordance with this Section 2, Galaxy Mexico shall pay to Novavisión an amount in cash equal to the product of (x) the Installation Excess, multiplied by (y) the sum of (A) US$50 and (B) an amount equal to the Box Failure Percentage multiplied by US$100 (such product, the “Installation Excess Payment”).

(d) If there are any Bad Non-Qualifying Subscribers as of the Measurement Date, then, in accordance with this Section 2, Galaxy Mexico shall pay to Novavisión an amount in cash equal to (x) US$190 multiplied by (y) the total number of Bad Non-Qualifying Subscribers as of the Measurement Date (the “Non-Qualifying Payment”).

(e) With respect to each Active Subscriber of Galaxy Mexico that becomes a Subscriber of Novavisión after the date hereof and prior to the Migration Date, if Novavisión waives the payment by such Subscriber of the applicable “sign-up fee”, then Galaxy Mexico shall pay to Novavisión the amount described on the table attached hereto as Schedule I. The aggregate amount required to be paid by Galaxy Mexico to Novavisión pursuant to this Section 2(e) is referred to as the “Sign-up Fee Payment.”

(f) For purposes of this Agreement, the amount of each Post-Migration Payment, if any, shall be determined in accordance with the following procedures:

(i) Within 30 days after the Measurement Date, Novavisión shall deliver to Galaxy Mexico a written statement setting forth Novavisión’s calculation of each Post-Migration Payment (the “Measurement Date Statement”). The Measurement Date Statement will show in reasonable detail the basis for calculating each Post-Migration Payment.

(ii) During the 45-day period following the delivery by Novavisión to Galaxy Mexico of the Measurement Date Statement (the “Review Period”), Novavisión shall give Galaxy Mexico and its representatives reasonable access to any books of account or other records of Innova or its subsidiaries, including access to the relevant subscriber management system, necessary or appropriate to verify the Measurement Date Statement and the calculations therein.

(iii) If Galaxy Mexico disagrees with all or any portion of the calculation of any Post-Migration Payment in the Measurement Date Statement, Galaxy Mexico shall notify Novavisión in writing of such disagreement (a “Dispute”) by the expiration of the Review Period, which notice shall describe the nature of any such Dispute and provide reasonable supporting documentation for such Dispute. Galaxy Mexico agrees that any failure by it to notify Novavisión of any such Dispute by the expiration of the Review Period shall be deemed to be an acceptance by Galaxy Mexico of the Measurement Date Statement and shall constitute a waiver of any right by Galaxy Mexico to dispute the same.

(iv) Novavisión and Galaxy Mexico shall negotiate in good faith to resolve any Dispute regarding the amount of each Post-Migration Payment, and any resolution of such Dispute agreed to in writing by Novavisión and Galaxy Mexico shall be binding on the Parties.

(v) If Novavisión and Galaxy Mexico are unable to resolve any Dispute within 15 days after delivery by Galaxy Mexico to Novavisión of any written notice of such Dispute, then the Dispute shall be determined through arbitration in accordance with Section 4.

(vi) Notwithstanding anything to the contrary in this Section 2(f), (i) Galaxy Mexico shall be entitled to receive payment of the Subscriber Excess Payment, and (ii) Novavisión shall be entitled to receive payment of the Subscriber Deficit Payment, the Installation Excess Payment, the Non-Qualifying Payment and the Sign-up Fee Payment, in each case in whole or in part, to the extent any portion thereof is not then the subject of a Dispute between the Parties pursuant to this Section 2(f).

(g) Not later than five (5) Business Days after the earliest of (x) the date on which Galaxy Mexico and Novavisión agree in writing regarding the Post-Migration Payments, (y) the date on which Galaxy Mexico submits notice of any Dispute with the Measurement Date Statement, or (z) the expiration of the Review Period without the delivery of any notice of Dispute with the Measurement Date Statement, (i) Novavisión shall pay to Galaxy Mexico that portion of the Subscriber Excess Payment with respect to which the parties are not in disagreement, and (ii) Galaxy Mexico shall pay to Novavisión that portion of the Subscriber Deficit Payment, the Installation Excess Payment, the Non-Qualifying Payment and the Sign-up Fee Payment with respect to which the parties are not in disagreement.

(h) Within five (5) Business Days of the final determination pursuant to Section 2(f) of each Post-Migration Payment (i) Novavisión shall pay the unpaid portion of the Subscriber Excess Payment, if any, to Galaxy Mexico and (iii) Galaxy Mexico shall pay the unpaid portion of any Subscriber Deficit Payment, Installation Excess Payment, the Non-Qualifying Payment and the Sign-up Fee Payment, if any, to Novavisión.

(i) All cash payments under this Section 2 shall be made by wire transfer of immediately available funds to a bank account designated in writing by the recipient to the paying party.

3. Exchange of Notes: Set-Off Rights

(a) If the number of Good Subscribers as of the Measurement Date is less than 70,000, then (i) Galaxy Mexico shall surrender each Note to Novavisión for cancellation in exchange for a new note having a principal amount equal to the original principal amount of such Note multiplied by a fraction, the numerator of which is the number of Good Subscribers and the denominator of which is 70,000.

(b) Novavisión agrees that its rights to offset against any amounts payable under the Notes shall apply only to amounts Galaxy Mexico is obligated to pay Novavisión under this letter agreement.

4. Arbitration of Disputes. If the Parties are unable to resolve any Dispute under Section 2 (concerning the calculation of any Post-Migration Payment), the Dispute shall be resolved in accordance with the following procedures:

(a) All Disputes shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by a single arbitrator appointed in accordance with such Rules (the “Arbitrator”).

(b) The site of the arbitration shall be New York, New York or such other location as the Parties may mutually agree in writing, any award shall be deemed to have been made there, and the language to be used in the arbitration proceedings shall be the English language.

(c) Within 30 days after the appointment of the Arbitrator (the “Submission Period”), each party to the Dispute shall submit to the Arbitrator, in a sealed envelope, a written statement setting forth such Party’s good faith proposal for the resolution of the contested issue.

(d) Such submissions shall remain secret until after the Arbitrator has received each Party’s proposal, at which time the Arbitrator shall inform each Party of the other’s proposal. No such proposal may be amended after it is submitted to the Arbitrator. If any Party fails to submit its proposal by the end of the Submission Period, the Arbitrator shall order the adoption of the other Party’s proposal. The Arbitrator may rely upon such evidence as the Arbitrator may choose in his or her discretion in making such determination. Within 10 days after the Arbitrator informs each Party of the other’s proposal, either Party may also submit to the Arbitrator such written evidence in support of its position as it deems appropriate. The Arbitrator shall be empowered to convene a hearing not to exceed three (3) days in length at which the Arbitrator shall be permitted to question either Party regarding their respective positions or, in lieu of such hearing, to submit written questions to either Party.

(e) Within fifteen (15) days after the closing of the arbitration hearing, the Arbitrator will prepare and distribute to the parties a writing setting forth the Arbitrator’s decision relating to the Dispute. The Arbitrator shall compare the proposals and shall determine which proposal he or she believes to be the resolution most closely in accordance with the relevant provisions of this Agreement and shall order the adoption of such proposal as the relief granted.

(f) Any award rendered by the Arbitrator will be final, conclusive and binding upon the Parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

(g) The non-prevailing party will bear all fees, costs and expenses of the Arbitration, and all the fees, costs and expenses of its own attorneys, experts and witnesses; and will reimburse all reasonable attorney’s fees and expenses incurred by the prevailing party in connection with such proceedings, in addition to any other relief to which it may be entitled.

(h) Notwithstanding anything to the contrary in this Section 4, either party may seek injunctive relief from a court of competent jurisdiction at any time without complying with the foregoing provisions.

5. Taxes.

(a) The parties hereto agree that any Post-Migration Payments made pursuant to Section 2 hereof shall be treated for purposes of value added taxes and all other taxes imposed, levied or assessed by Mexico or any political subdivision or taxing authority thereof or therein as adjustments to the purchase price paid by Novavisión to Galaxy Mexico for the Subscriber List transferred and sold by Galaxy Mexico to Novavisión pursuant to the Purchase Agreement. In furtherance of the foregoing, (i) if the Subscriber Deficit Payment is made by Galaxy Mexico, the amount of the Subscriber Deficit Payment shall be taken into account as a reduction in the purchase price paid by Novavisión to Galaxy Mexico for the Subscriber List pursuant to the Purchase Agreement for purposes of determining the amount of such valued added taxes to be paid by Novavisión to Galaxy Mexico pursuant to Section 2.2(a) of the Purchase Agreement, (ii) if the Subscriber Excess Payment is made by Novavisión, the total amount of the Installation Excess Payment, the Non-Qualifying Payment and the Sign-up Fee Payment, if and to the extent these payments are made by Galaxy Mexico, shall be treated (x) first as a reduction in the Subscriber Excess Payment to the extent thereof for purposes of determining the amount of such value added taxes to be paid by Novavisión to Galaxy Mexico pursuant to Section 5(b) hereof and (y) then second, as a reduction in the purchase price paid by Novavisión to Galaxy Mexico for the Subscriber List pursuant to the Purchase Agreement for purposes of determining the amount of such valued added taxes to be paid by Novavisión to Galaxy Mexico pursuant to Section 2.2(a) of the Purchase Agreement, and (iii) if the Subscriber Excess Payment is not made by Novavisión, the total amount of the Installation Excess Payment, the Non-Qualifying Payment and the Sign-up Fee Payment, if and to the extent these payments are made by Galaxy Mexico, shall be taken into account as a reduction in the purchase price paid by Novavisión to Galaxy Mexico for the Subscriber List pursuant to the Purchase Agreement for purposes of determining the amount of such valued added taxes to be paid by Novavisión to Galaxy Mexico pursuant to Section 2.2(a) of the Purchase Agreement.

(b) Subject to Section 5(a) hereof, Novavisión shall pay to Galaxy Mexico the corresponding value added tax imposed by Mexico or any political subdivision or taxing authority thereof or therein if and when Galaxy Mexico actually collects from Innova the Subscriber Excess Payment.

(c) Each of Galaxy Mexico and Innova shall be responsible for its own income tax liabilities arising out of, relating to or resulting from the payments contemplated by Section 2 hereof.

6. Miscellaneous. The provisions set forth in Article III (Representations and Warranties), Article IV (Indemnification) and Article V (Miscellaneous) of the Purchase Agreement shall be applicable to this letter agreement, mutatis mutandis, as if set forth, herein.

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Kindly sign below to confirm your acknowledgement and acceptance of and agreement to the terms set forth above.

Very truly yours,

CORPORACIÓN NOVAVISIÓN, S. de R.L. de C.V.

By:	/s/ Alexandre Moreira Penna da Silva
Name:	Alexandre Moreira Penna da Silva
Title:	Attorney-in-Fact

By:	/s/ Carlos Ferreira Rivas
Name:	Carlos Ferreira Rivas
Title:	Attorney-in-Fact

Acknowledged, accepted and agreed to

as of the date first written above:

GRUPO GALAXY MEXICANA, S. de R.L. de C.V.

By:	/s/ Keith Suchy
Name:	Keith Suchy
Title:	Senior Vice President - Finance

[Letter Agreement re: Post-Migration Payments]